Exhibit 10.3

To :                           (1)                                  TBS International plc

Arthur Cox Building

Earls Fort Terrace

Dublin 2

Ireland

(2)                                  Argyle Maritime Corp.

Caton Maritime Corp.

Dorchester Maritime Corp.

Longwoods Maritime Corp.

McHenry Maritime Corp.

Sunswyck Maritime Corp.

c/o Suite 306

Commerce Building

1 Chancery Lane

Hamilton HM12

Bermuda

(3)                                  TBS International Limited

Suite 306,

Commerce Building

1 Chancery Lane

Hamilton HM12

Bermuda                                                                                                                                                                                                                                                                                                 November 2010

Dear Sirs

Facility Agreement dated 29 March 2007 as amended from time to time and made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Obligors, (ii) The Royal Bank of Scotland plc as Issuer relating to a guarantee facility of US$84,000,000 (the “Facility Agreement”)

We refer to the Facility Agreement.  Words and expressions defined therein shall have the same meaning when used herein except as expressly provided in this letter.

We refer to:-

1                                         the letter of 24th of September 2010 of TBS International plc (i) notifying us that various companies within the TBS Group would be suspending the payment of certain scheduled principal instalments owing in respect of certain indebtedness of such companies as more particularly described therein for a period of 45 days beginning on 30th September 2010 (the “Payment Suspension”) and (ii) requesting a waiver of the Events of Default arising under the Facility Agreement resulting from the Payment Suspension.

2                                         our letter to you of 30 September 2010 whereby we agreed subject to the conditions therein to waive the Events of Default specified therein arising under the Facility Agreement resulting from the Payment Suspension;

3                                         your notification to us that you wish to extend the period of the Payment Suspension until 29 December 2010 (the “Extended Suspension Period”) which will include the suspension of payment of:-

(a)                                  the repayment of principal instalments each in the amount of $417,500 which are scheduled due under the Loan Agreement on 1 December 2010, 9 December 2010 and 23 December 2010; and

(b)                                 the repayment of principal instalments which are scheduled due under the other credit facilities (“Other Credit Facilities”) to the New Corporate Guarantor or subsidiaries of the New Corporate Guarantee as set out in the schedule hereto.

(A)                              Should you decide not to pay the principal instalments falling due under the Facility Agreement and the Other Credit Facilities during the Extended Suspension Period and you request the forbearance of your lenders and swap providers (the “Creditors”) to them exercising our rights under the respective facilities and swap arrangements arising from the corresponding payment default under the Facility Agreement and Other Credit Facilities, we as Issuer confirm our agreement not to exercise during the Extended Suspension Period any of our rights or remedies under the Facility Agreement and other Finance Documents arising from the Events of Default due to such payment default under Clause 13.1(f)(i) and Clause 13.1(f)(ii) of the Facility Agreement and the Events of Default due to the Extended Suspension Period under Clause 13.1(g)(ix) and Clause 13.1(f)(ii) of the Facility Agreement subject to the following conditions:

1.                                       You provide satisfactory evidence that all lenders under bilateral facilities, all syndicates under syndicated facilities and all swap providers to the New Corporate Guarantor and/or its subsidiaries have confirmed their forbearance in respect of the payment default and the Extended Suspension Period.

2.                                       We receive from you a copy of this letter duly acknowledged by each of the Borrowers, the New Corporate Guarantor and the Corporate Guarantor.

(B)                                By signing the acknowledgement to this letter, each of the Corporate Guarantor and the New Corporate Guarantor hereby agree to the perform the following covenants and acknowledge and agree that failure to perform such covenants shall result in a termination of the forbearance set forth above and an Event of Default under the Facility Agreement:-

1.                                       the Borrowers shall not for each calendar week ending during the Extended Suspension Period permit the aggregate daily closing balance of Qualified Cash of the Security Parties to be less than $15,000,000 on the last Business Day of any week or on average in any week, of which at least $5,000,000 (excluding any restricted cash) is deposited with us as Agent under the Loan Agreement at all times (and during the Extended Suspension Period, but subject to the forbearance against the exercise of our rights and remedies arising from the Events of Default referred to in (A) not ceasing to be effective or terminating as the case may be, such covenant under this paragraph 1 shall replace the minimum cash liquidity covenant in Schedule 8(a) of the Facility Agreement);

2.                                       the New Corporate Guarantor to provide 13 week cash flow statements showing in reasonable detail cash receipts and disbursements to be updated and provided on a weekly basis;

3.                                       the New Corporate Guarantor to provide within 35 days from the end of each calendar month (in addition to the monthly management information to be provided under clause 9.5(d) of the Facility Agreement) monthly financials including income statements, balance sheets, cash flows and key performance indicators for the business;

4.                                       J Alix Partners to continue as financial adviser to the New Corporate Guarantor and Corporate Guarantor until otherwise agreed in writing by us as Issuer.  Should J Alix Partners terminate their existing involvement with the New Corporate Guarantor and Corporate Guarantor an alternative financial advisor, satisfactory to us as Issuer, shall be appointed within 5 business days of J Alix Partners advising termination of their contract with the New Corporate Guarantor and Corporate Guarantor.  The newly appointed financial advisor shall continue to assist the New Corporate Guarantor and Corporate Guarantor until otherwise agreed in writing by us as Issuer;

5.                                       the Borrowers, the Corporate Guarantor and the New Corporate Guarantor to continue negotiations in good faith for the restructuring of the Loan Agreement and Other Credit Facilities until the payment of principal instalments under the Loan Agreement and Other Credit Facilities have been resumed to the satisfaction of ourselves and the other Creditors; and;

8.                                       the New Corporate Guarantor and its subsidiaries shall not agree with the other Creditors any more favourable terms in relation to their consent or forbearance than those agreed with us as Issuer.

In the event that any of the conditions referred to in (A) above are not fulfilled, or if the covenants in (B) above are not fulfilled, the forbearance against the exercise of our rights and remedies arising from the Events of Default specified in (A) shall cease to be effective or shall terminate as the case may be and we as Issuer shall remain entitled to exercise our rights under the Finance Documents arising from such Events of Default.  Furthermore we as Issuer reserve all our rights and remedies under the Finance Documents in respect of any other Events of Default which may arise or have arisen.

Other than as set out in this letter the provisions of the Facility Agreement shall remain unchanged and in full force and effect.

This letter shall constitute a Finance Document for the purposes of the Facility Agreement.

The provisions of clause 25 (Law and Jurisdiction) of the Facility Agreement shall apply to this letter as if set out in full but so that the references to “this agreement” are amended to read “this letter”.

Yours faithfully

The Royal Bank of Scotland plc
/s/ Jon A. Charette
Jon A. Charatte
Senior Vice President

Accepted and agreed
for and on behalf of

TBS International Limited
(as Corporate Guarantor)
/s/ Ferdinand V. Lepere

For and on behalf of

Argyle Maritime Corp.
Caton Maritime Corp.
Dorchester Maritime Corp.
Longwoods Maritime Corp.
McHenry Maritime Corp.
Sunswyck Maritime Corp.
/s/ Ferdinand V. Lepere

For and on behalf of

TBS International plc
(as New Corporate Guarantor)
/s/ Ferdinand V. Lepere

Schedule

Facility	Principal Amount	Date
Royal Bank of Scotland plc Term Loan Facility dated as of March 29, 2007 (as amended from time to time thereafter)	$417,500	December 1, 2010
	$417,500	December 9, 2010
	$417,500	December 23, 2010
Credit Suisse AG Loan Agreement dated as of December 7, 2007 (as amended)	$437,000	November 19, 2010
	$437,000	December 13, 2010
Joh. Berenberg, Gossler & Co. KG Loan Agreement dated as of June 19, 2008 (as amended)	$812,500	December 22, 2010
Commerzbank AG dated as of May 28, 2008 (as amended)	$1,000,000	December 2, 2010